Exhibit 99.1

Company Contact: Mark L. Weinstein, President & CEO Ted I. Kaminer, CFO Tel: (267) 757-3000 Porter, LeVay & Rose, Inc. Linda Decker, VP — Investor Relations Tel: (212) 564-4700

FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
NEWTOWN, PA, November 7, 2007 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the third quarter and nine months ended September 30, 2007.
Financial highlights for the third quarter and nine months of 2007 include:
•	Service revenues increased 18% to $9.6 million for third quarter fiscal 2007 as compared to $8.1 million for the same period in fiscal 2006. Nine months 2007 service revenues increased 19% to $27.8 million, as compared to $23.5 million for nine months 2006.

•	Operating income increased 107% to $888,000 for the third quarter fiscal 2007 as compared to $430,000 for the third quarter fiscal 2006. For the nine months of 2007, operating income was $2.1 million compared to $254,000 for the nine months of 2006.

•	Net income increased 76% to $647,000 for third quarter fiscal 2007, or $0.05 per fully diluted share, as compared to $367,000, or $0.03 per fully diluted share, in the third quarter of 2006. For the nine months of 2007, net income was $1.5 million, or $0.12 per fully diluted share, as compared to net income of $391,000, or $0.03 per fully diluted share, in the nine months of 2006.

•	Backlog increased 26% to $88.7 million, as of September 30, 2007, as compared to $70.6 million as of September 30, 2006.
Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We are very pleased with our third quarter operating results. Service revenues increased 18% year-over-year and backlog increased year-over-year by 26% and 11% sequentially versus the second quarter. Third quarter fully diluted earnings per share of $0.05 represents a substantial improvement over the $0.03 per share in the third quarter of 2006. Based on the strength of our backlog and the positive trends in service revenue and operating income, we are raising our full year 2007 earnings per share guidance to $0.15 to $0.17 per share and raising the lower end of our full year 2007 service revenue guidance to the range of $37-$38 million.
“Third quarter 2007 results include CapMed revenue of $63,000 and operating expenses of $740,000. CapMed expenses were higher than in previous quarters because of activities related to preparing for the Microsoft HealthVault launch which was announced on October 4th. We were pleased to be included in Microsoft’s announcement and are excited about Microsoft’s recognition of the market potential in providing consumers with a safe and secure place to build and maintain their personal health information. At this point, CapMed is offering our In Case of Emergency Personal Health Record (“icePHR™) through the new Microsoft online consumer platform, HealthVault (www.healthVault.com). CapMed’s icePHR, designed especially for use in emergencies, works with Microsoft HealthVault to provide consumers with private and timely access to personal health information in a security-enhanced environment. icePHR is a core HealthVault service designed to help consumers connect with and manage personal health information to achieve greater control of their health and wellness. The icePHR allows consumers to update personal health information through a secure, password-protected, personalized website accessible from any computer. In coming months CapMed will be launching icePHR Mobile that will allow access to the information on cell phones and PDA’s and the comprehensive PHR Online product that will capture and maintain all aspects of personal health management.”
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Mr. Weinstein added, “We continue to be pleased with the progress of our CNS area which we strengthened earlier this year through the acquisition of Theralys SA. We continue to see an increase in proposal activity in the central nervous system and neurovascular areas, leveraging our strengthened capabilities in these disease areas, which include stroke, secondary prevention drugs, multiple sclerosis, dementia and Alzheimer’s disease.”
Mr. Weinstein concluded, “We are pleased with our third quarter and nine month operating results and look forward to improving our operating metrics through the end of 2007 and into 2008. Based on our current backlog and proposal pipeline, we are estimating 2008 full year results for earnings per share to be in the range of $0.21 to $0.23 and service revenues to be in the range of $42-$44 million.”
Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EST to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers, passcode 9373493 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, passcode 9373493. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.
Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its Core Labs in Newtown, PA, and Leiden, The Netherlands, along with business offices in PA, MA, The Netherlands, Germany and France. Through its CapMed Personal Health Management Suite, Bio-Imaging provides its Personal HealthKey™ technology, the Personal Health Record (PHR) software, and CapMed Patient Portal allowing patients to better monitor and manage their health care information.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations*
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	09/30/07	09/30/06	09/30/07	09/30/06
Service revenues	9,563	8,094	27,830	23,452
Reimbursement revenues	2,893	2,212	7,388	6,378

Total revenues	$12,456	$10,306	$35,218	$29,830

Costs and expenses:
Cost of service revenues	5,393	4,904	16,146	14,786
Cost of reimbursement revenues	2,893	2,212	7,388	6,378
Sales & marketing expenses	1,724	1,358	5,023	4,247
General & admin. expenses	1,558	1,402	4,597	4,165

Total cost and expenses	11,568	9,876	33,154	29,576

Income from operations	888	430	2,064	254
Interest income (expense) — net	167	137	472	353

Income before taxes	1,055	567	2,536	607
Income tax provision	408	200	1,000	216

Net income	647	367	1,536	391

Basic earnings per share	$0.06	$0.03	$0.13	$0.03

Weighted average number of shares — basic	11,658	11,214	11,577	11,198

Diluted earnings per share	$0.05	$0.03	$0.12	$0.03

Weighted average number of shares — diluted	12,678	12,126	12,669	12,121
* Certain reclassifications have been made to reimbursable items and adjustments have been made to the historical Consolidated Statements of Operations to reflect these changes for comparable purposes.
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:

Cash and cash equivalents	$14,703	$16,166
Accounts receivable	7,359	5,565
Prepaid expenses and other current assets	1,121	1,237
Deferred income taxes	3,189	2,211

Total current assets	26,372	25,179

Property & equipment net	7,625	5,908
Intangibles & goodwill	6,591	2,228
Deferred income taxes	—	273
Other assets	557	520

Total assets	$41,145	$34,108

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,757	$1,720
Accrued expenses and other current liabilities	4,793	3,335
Deferred revenue	11,690	9,451
Current maturities of capital lease obligations	173	455

Total current liabilities	18,413	14,961

Long-term capital lease obligations	—	97
Deferred income taxes	580	—
Other liability	593	208

Total liabilities	19,586	15,266

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	24,053	22,864
Accumulated other comprehensive Gain	10	17
Accumulated deficit	(2,507)	(4,042)

Total stockholders’ equity	21,559	18,842

Total liabilities & stockholders’ equity	$41,145	$34,108

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Nine Months Ended
	09/30/07	09/30/06
Cash flows from operating activities:
Net income	1,536	391
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,721	1,535
Benefit for deferred income taxes	(125)	(275)
Bad debt benefit	—	1
Non-cash stock based compensation expense	365	201
(Gain) loss on foreign currency options	(10)	52
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,597)	885
Decrease (increase) in prepaid expenses and other current assets	81	(81)
Increase (decrease) in other assets	45	(69)
Decrease in accounts payable	(135)	(665)
Increase in accrued expenses and other current liabilities	1,224	837
Increase in deferred revenue	2,096	2,613
Increase in other liabilities	19	5

Net cash provided by operating activities	$5,220	$5,430

Cash flows from investing activities:
Purchases of property and equipment	(2,959)	(1,628)
Net cash paid for acquisition, net of cash acquired	(3,566)	—

Net cash used in investing activities	$(6,525)	$(1,628)

Cash flows from financing activities:
Payments under equipment lease obligations	(378)	(695)
Premium paid for foreign currency options	—	(14)
Proceeds from exercise of stock options	220	62

Net cash used in financing activities	$(158)	$(647)

Net (decrease) increase in cash and cash equivalents	(1,463)	3,155
Cash and cash equivalents at beginning of period	16,166	10,554

Cash and cash equivalents at end of period	$14,703	$13,709

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